EXHIBIT 23.2

This Annual Report on Form 10-K is incorporated by reference into MatrixOne, Inc.’s filings on Form S-8 Nos. 333-66458, 333-81176 and 33-35310 (collectively, the “Registration Statements”) and, for the purposes of determining any liability under the Securities Act, is deemed to be a new registration statement for each Registration Statement into which it is incorporated by reference.

On June 19, 2002, MatrixOne, Inc. dismissed Arthur Andersen LLP as its independent auditor and appointed Ernst & Young LLP to replace Arthur Andersen LLP. MatrixOne, Inc.’s understanding is that the staff of the Securities and Exchange Commission has taken the position that it will not accept consents from Arthur Andersen LLP if the engagement partner and the manager for the MatrixOne, Inc. audit are no longer with Arthur Andersen LLP. Both the engagement partner and the manager for the MatrixOne, Inc. audit are no longer with Arthur Andersen LLP. As a result, MatrixOne, Inc. has been unable to obtain Arthur Andersen LLP’s written consent to the incorporation by reference into the Registration Statements of its audit report with respect to MatrixOne, Inc.’s financial statements as of June 30, 2001 and for the year then ended. Under these circumstances, Rule 437a under the Securities Act permits MatrixOne, Inc. to file this Annual Report on Form 10-K for the fiscal year ended June 28, 2003 without a written consent from Arthur Andersen LLP. However, Arthur Andersen LLP’s lack of consent could effect Arthur Andersen LLP’s potential liability under Section 11(a) of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen LLP or any omissions of a material fact required to be stated therein. Accordingly, your ability to assert a claim against Arthur Andersen LLP under Section 11(a) of the Securities Act for any purchases of securities under the Registration Statements made on or after the date of this Annual Report on Form 10-K may be impaired. To the extent provided in Section 11(b)(3)(C) of the Securities Act, original audit reports are being made by an expert for purposes of establishing a due diligence defense under Section 11(b) of the Securities Act.

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation by reference of our report included in this Form 10-K into MatrixOne’s previously filed Registration Statements File Nos. 333-66458 and 333-35310.

/s/ Arthur Andersen LLP

Boston, Massachusetts

September 18, 2001